Exhibit 10.13

MASTER SERVICES AGREEMENT

     THIS Master Services Agreement (the “Agreement”) is effective as of the 28th day of October, 2004, (the “Effective Date”), by and between i3 Research, a division of Ingenix Pharmaceutical Services (UK) Limited. (“Ingenix”), with offices at Sygnus Court, 22-32 Market Street, Maidenhead, Berkshire, UK SL6 8AD, and Corcept Therapeutics Incorporated (“Sponsor”), with offices at 275 Middlefield Road, Suite A, Menlo Park, CA 94025.

     WHEREAS, Sponsor is engaged in research and development of pharmaceutical products; and

     WHEREAS, Ingenix is engaged in providing services to pharmaceutical manufacturers in support of their clinical research and product development activities;

     WHEREAS, Sponsor wishes to retain Ingenix, from time to time, to assist in certain product development activities relating to certain of Sponsor’s clinical studies (each of which shall be referred to as a “Study”); and

     WHEREAS, Sponsor agrees to compensate Ingenix for its services.

     NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the parties agree as follows:

SECTION 1 — Services — General

1.1 Sponsor hereby retains Ingenix to provide the services (the “Services”) that are described in written task orders (“Task Orders”, a form of which is attached to this Agreement as Exhibit A) which are executed by the parties from time to time. The parties acknowledge and agree that their respective Affiliates may execute Task Orders under this Agreement. In that event, such Affiliate(s) shall be bound by all terms and conditions of this Agreement and the applicable Task Order, and entitled to all rights and protections afforded Sponsor or Ingenix under this Agreement. While this Agreement creates certain obligations between the parties, it does not create an obligation on the part of Sponsor or any Sponsor Affiliate to engage Ingenix to provide services, or an obligation on the part of Ingenix or any Ingenix Affiliate to provide services; such obligations shall arise only upon the execution of a Letter of Intent (a form of which is attached hereto as Exhibit B), a Task Order, or a written amendment to a Task Order (a “Change Order”, a form of which is attached hereto as Exhibit C). The terms of this Agreement shall be made a part of and incorporated by reference into each Task Order and each Task Order is incorporated and made a part of this Agreement. In the event of a conflict between the terms of this Agreement and a Task Order, the terms of this Agreement will govern, unless otherwise agreed in a Task Order.

1.2 “Affiliate” means, when associated with a party to this Agreement, any entity that controls, is controlled by or is under common control with, that party. “Control” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 Each Task Order shall constitute a unique agreement and shall stand alone with respect to any other Task Order entered into under this Agreement. To the extent required under Title 21 CFR Part 312.52 in the United States, and any equivalent laws of other countries, the parties shall document separately in writing the transfer by Sponsor to Ingenix of any of Sponsor’s responsibilities. In the absence of such a separate document, the description of Services provided in the relevant Task Order shall be deemed the required written transfer of obligations from Sponsor to i3 Research for that Study. Notwithstanding the foregoing, Sponsor will retain the ultimate authority and control over and responsibility for each Study. Sponsor shall retain and have responsibility for all Study activities not specifically transferred to Ingenix. The parties acknowledge and agree that Sponsor shall at all times be deemed to be the “sponsor” of each study pursuant to the terms of the U. S. Federal Food, Drug and Cosmetic Act, as from time to time amended, the regulations of the U.S. Food and Drug Administration (“FDA”), as promulgated in the Title 21 of U.S. Code of Federal Regulations, and any equivalent laws of other countries.

1.4 The terms of a Task Order may be amended or modified by mutual written agreement of Ingenix and Sponsor. If Sponsor wishes (i) to change the timelines, deliverables or scope or scale of the Services covered by a Task Order, (ii) to obtain additional services not initially covered by a Task Order, or (iii) to reduce or remove any of the Services covered by a Task Order, Sponsor shall so advise Ingenix. If Ingenix believes a change in the scope or scale of Services is necessary or advisable, Ingenix shall so advise Sponsor. The parties will negotiate diligently and in good faith the proposed revisions to the timelines, deliverables, scope or scale of Services and the professional fees and costs for performing changed or additional services or for reducing or removing Services, and shall execute a Change Order to the applicable Task Order. In the event Ingenix provides additional services or expends resources, at Sponsor’s written request and in strict accordance with Sponsor’s requirements, in the absence of a Change Order, Sponsor will compensate and/or reimburse Ingenix for all fees and reasonable costs incurred.

1.5 The parties shall perform their obligations under this Agreement and each Task Order in accordance with the terms of this Agreement, the applicable Task Order, applicable provisions of the Study protocol, agreed upon Standard Operating Procedures; the current Guidelines for Good Clinical Practice (“GCP Guidelines”); the Declaration of Helsinki of the 41st World Medical Assembly, South Africa 1996 as amended; and applicable local laws and regulations.

1.6 Neither party shall have any obligation of exclusivity of any nature to the other, or any obligation to conduct, sponsor, or to offer to conduct or sponsor, any particular services or study or any number of studies, unless specified in a Task Order. Each party shall be free to provide services to or conduct or sponsor clinical or research studies involving other parties, so long as a party’s agreement with any such third party does not prevent it from performing its obligations under this Agreement or a Task Order. Each party understands and agrees that the other party or its Affiliates may be in a business similar to or offer products or services the same as the other party (or one or more of its Affiliates) and may already have developed, be in the process of developing, or plan to develop products, services and information similar to those owned or developed by the other. Nothing contained herein shall be construed to prohibit a party from so doing as long as it does so independently and without using Confidential Information disclosed by the other.

1.7 During the term of this Agreement Ingenix shall maintain all materials and all other data obtained or generated by Ingenix in the course of providing the Services, including all computerized records and files (“Work Product”), in a secure area reasonably protected from fire, theft and destruction. At the expiration or termination of this Agreement and each Task Order Sponsor shall provide Ingenix with written instructions as to the disposition of the Work Product obtained or generated by Ingenix in the course of providing the applicable Services. Such written instructions will provide that Ingenix (a) deliver the Work Product, in the form in which Ingenix currently holds them, to a designated Sponsor location or to such other entity or at such other address as Sponsor may specify, (b) retain the Work Product for the period of time specified in the Task Order, or (c) dispose of the Work Product, except for those portions which Ingenix is required by law or regulation to store or maintain. After termination of this Agreement or the applicable Task Order, storage, destruction, shipping and other services relating to the final record disposition will be billed as Pass — through Expenses (as defined below) to Sponsor. Notwithstanding the foregoing, Ingenix may retain copies of any of the Work Product as are reasonably necessary for regulatory or insurance purposes, subject to its ongoing obligation to maintain the confidentiality of such materials.

SECTION 2 — Institution/Investigator — Services

2.1 The parties acknowledge that Ingenix’ Services under a Task Order may include identifying potential medical institutions (“Institutions”) or clinical investigators (“Investigators”) and/or negotiating, executing and/or administering contracts with them governing their conduct of the Study (“Study Agreements”). If, pursuant to a Task Order, Sponsor delegates to Ingenix the responsibility for negotiating and/or executing Study Agreements, the following provisions will apply:

(a)	Sponsor may provide Ingenix with a list of suggested Institutions and/or Investigators to be recruited by Ingenix for a Study. Ingenix shall notify Sponsor in writing as to any listed Institution or Investigator with which Ingenix does not wish to contract.

(b)	Selection of all Institutions or Investigators will be subject to approval by Sponsor, in writing, prior to initiation of any Study-related activities involving that Institution/Investigator or the start of any negotiations with such Institution/Investigator.

(c)	Each Study Agreement shall be fully consistent with this Agreement and the applicable Task Order. The Study Agreement used with each Institution and Investigator will be in substantially the form attached hereto as Exhibit D, and subject to approval in advance by Sponsor. All changes to such form agreement suggested by an Investigator will require Sponsor’s prior review and approval.

(d)	Sponsor will provide Ingenix with a current form of Power of Attorney, as required, for each country in which the Study will be conducted.

(e)	If an Institution/Investigator requests indemnification from Sponsor, Sponsor will issue a letter of indemnification directly to the Institution/Investigator. Sponsor acknowledges that Ingenix shall have no indemnification obligation to any Institution/Investigator relative to the Study drug or the applicable Study protocol.

(f)	Ingenix will administer payments to Institutions/Investigators from funds provided in advance by Sponsor to Ingenix for that purpose. Ingenix will disburse payments to Institutions/Investigators on behalf of Sponsor according to the provisions of the Study Agreement and the applicable Task Order. Ingenix will not be liable for payments not made on a timely basis to any Institution/Investigator as a result of Sponsor’s failure to provide, in advance, sufficient funds for such payments. Ingenix will promptly return to Sponsor any funds received from Sponsor for payments to Institutions/Investigators which are remaining as unpaid or unpayable at the expiration or other earlier termination of this Agreement or any Task Order.

2.2 The parties acknowledge and agree that, for the purposes of this Agreement or any Task Order, Institutions/Investigators shall not be considered as employees, agents or subcontractors of Ingenix or of Sponsor and that Investigators will be required to exercise their own independent medical judgement. Ingenix’ responsibilities with respect to Institutions/Investigators shall be limited to those specifically set forth in the applicable Task Order.

SECTION 3 — Compensation and Expenses

3.1 As compensation for providing the Services, Sponsor shall pay Ingenix professional fees in the amounts and upon the terms specified in one or more attachments to the applicable Task Order. Each Task Order will include as attachments a study budget containing Ingenix’ estimated professional fees and Pass-through Expenses (“the Budget”), a payment schedule (the “Payment Schedule”) and a timeline showing performance milestones (the “Timeline”). If the assumptions under which the parties created the Budget, the Payment Schedule or the Timeline prove to be inaccurate, in whole or in part, or if matters reasonably beyond the control of the parties detrimentally affect a Study, then the parties shall review each of the Budget, the Payment Schedule and the Timeline and incorporate reasonable revisions in a Change Order to the applicable Task Order.

3.2 Sponsor will reimburse Ingenix for reasonable travel and other reasonable out-of-pocket expenses incurred by Ingenix personnel identified in the Budget or at the request of Sponsor (“Pass-through Expenses”), unless Ingenix expressly agrees in advance to waive such reimbursement. Pass-through Expenses shall include the following:

(a)	Travel via commercial airlines (using coach class or the equivalent), train or rental car;

(b)	Local travel to places other than Ingenix’ office by personal car at a rate to be agreed between the parties for each country;

(c)	Actual and reasonable lodging and meal expenses;

(d)	Actual and reasonable expenses for telephone, mail, express courier, facsimile, storage and photocopying services, and any other communication or technology expenses incurred in the performance of the Services under this Agreement; and

(e)	Payments to third party vendors, consultants and independent contractors, including, upon the prior written consent of Sponsor, payments to outside legal counsel relating to review of Study Agreements in countries other than the U.K.

Ingenix shall submit a reasonably detailed invoice with copies of receipts attached of such expenses to Sponsor on a monthly basis.

3.3 Professional fees and estimated Pass-through Expenses, as indicated in the applicable Budget, shall be exclusive of value added tax (“VAT”), except where VAT is irrecoverable by Ingenix.

3.4 All invoices and payments will be stated and made in Euros unless otherwise provided for in the applicable Task Order. If Ingenix performs Services whereby it incurs costs or expenses in a currency different than Euros or another currency specified in a Task Order, Ingenix shall have the option of invoicing Sponsor for such costs and expenses in Euros after applying the applicable exchange spot rate published in the Financial Times on the last business day of the relevant invoice period to the initial currency. Sponsor will pay each invoice, via check or wire transfer of immediately available funds, within 30 days of receipt of the invoice.

3.5 In the event Sponsor disputes one or more items in an invoice, Sponsor will notify Ingenix in writing within fifteen (15) business days of receipt of the invoice and such notice shall contain a reasonably specific description of the item(s) being disputed and the basis therefor. Ingenix will respond to Sponsor within fifteen (15) business days of receipt of the notification. This written communication pattern will continue until Ingenix has provided Sponsor with sufficient justification for the disputed item(s) or until the parties agree to a resolution of the disputed amount. Sponsor shall pay the undisputed portion of the invoice within thirty (30) days of receipt of the invoice and shall use commercially reasonable best efforts to pay the disputed amount within fifteen (15) days of resolution of the dispute. In the event the parties are unable to reach a satisfactory resolution within one hundred eighty (180) days of the original invoice, either party can submit the dispute to binding arbitration in accordance with Section 9.2 of this Agreement.

SECTION 4 — Confidentiality

4.1 Each party acknowledges that in connection with the performance of the Services, it may receive, learn or have access to confidential, trade secret, or proprietary information concerning the other party or third parties to whom the other party has an obligation of confidentiality (“Confidential Information”).

4.2 Sponsor’s Confidential Information shall include, without limitation, information regarding the Sponsor’s business; drug products and proposed drug products; current or proposed studies on Sponsor’s products; prior research and results of studies on Sponsor’s drug products; and reports and decisions resulting from clinical trials on Sponsor’s drug products. Ingenix Confidential Information shall include, without limitation, business information; information regarding Ingenix services and documentation; Ingenix’ business methodologies and processes and associated algorithms, tools, programs, software architecture, including but not limited to source codes, and technology.

4.3 Each party agrees that (a) it will use the other party’s Confidential Information only as may be necessary in connection with the Services; (b) it will treat such information as confidential and proprietary; (c) without the prior written consent of the other party it will not disclose such information orally or in writing to any third party (except however, to disclose such information to its respective agents or representatives, IRB/Ethics Committee members, or the FDA or other regulatory authorities, all of whom have a need to know such information in connection with the purpose for which it is disclosed to the party); (d) it will take all reasonable precautions to protect the Confidential Information; and (e) it will not otherwise appropriate such information to its own use or to the use of any other person or entity. Without limiting the foregoing, each party agrees to take at least such precautions to protect the other party’s Confidential Information as it takes to protect its own Confidential Information. Upon termination of this Agreement, each party will return to the other party or certify as destroyed all tangible items containing any of the other party’s Confidential Information that are held by that party or its employees, agents or contractors. However, each party may retain archive copies of information as required by applicable regulatory requirements. Each party agrees to notify the other party if it becomes aware of any unauthorized use or disclosure of the other party’s Confidential Information.

4.4 If either party believes it is required by law or by a subpoena or court order to disclose any of the other party’s Confidential Information, it shall promptly notify the other party prior to any disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief.

4.5 Nothing in this Agreement shall be construed to restrict disclosure or use of information that (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by the receiving party without reference to the other party’s Confidential Information; or (e) is required by law to be disclosed.

4.6 Each party agrees not to disclose or utilize individual patient or medical claim information in any way that would violate any physician-patient confidence or any state or federal laws or regulations.

4.7 Except as required by law neither party shall disclose Sponsor’s retention of Ingenix for professional services or the terms of this Agreement or any Task Order, unless each party has agreed in writing that such disclosure may be made.

4.8 The terms of this Section 4, and the parties’ obligations hereunder, shall survive termination or expiration of this Agreement and the completion of Ingenix’ Services hereunder.

SECTION 5 — Term and Termination

5.1 This Agreement shall commence on the Effective Date and, unless otherwise terminated, shall continue until the later of [three (3)] years from the Effective Date or the completion of Services for all Task Orders entered into within that [three (3)] year period. Each Task Order shall take effect as of an effective date designated in the Task Order and, unless otherwise terminated, shall continue until either the date specified therein as the expiration date or until the Services specified in the Task Order have been completed. Termination of this Agreement or of any Task Order shall not affect any other Task Order; each Task Order shall continue in full force and effect until its expiration date or completion of the Services, unless specifically earlier terminated in accordance with the terms of this Agreement or the terms of that Task Order.

5.2 In the event that either party commits a breach or defaults in any of the terms or conditions of this Agreement or a Task Order, and that party fails to remedy the default or breach within sixty (60) days after receipt of notice of the default or breach from the other party, the party giving notice may, at its option, immediately terminate this Agreement, or the Task Order, as applicable, at the end of the 60-day notice period.

5.3 Sponsor shall have the right to terminate this Agreement or a Task Order (for other than default or breach by Ingenix) at any time by giving appropriate written notice at least forty-five (45) days prior to the desired termination date.

5.4 Ingenix shall have the right to terminate this Agreement or a Task Order (for other than default or breach by Sponsor) at any time by giving appropriate written notice at least one hundred eighty (180) days prior to the desired termination date.

5.5 Either party shall have the right to terminate this Agreement and/or one or more Task Orders at any time upon receipt of written notice to the other party, if the other party shall be adjudicated insolvent or shall petition for or consent to any relief under any insolvency, re-organization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment. In the event that any of the above events occur, that party shall immediately notify the other, in writing, of its occurrence.

5.6 Ingenix may, upon fifteen (15) days prior written notice to Sponsor, terminate a Task Order or cease performing its obligations thereunder, without such cessation resulting in an Ingenix breach or default, if Sponsor fails to make payment to Ingenix as required by such Task Order.

5.7 Upon termination of this Agreement or any Task Order the parties will reasonably cooperate with each other to provide for an orderly cessation of Ingenix’ Services. Ingenix shall use its commercially reasonable best efforts to minimize costs associated with the cessation of the Services. In the event Sponsor terminates only part of the Services described in a Task Order, the parties will cooperate in good faith to enter into a Change Order amending the terms of that Task Order accordingly. In the event the Agreement or any of the Services is terminated Ingenix will be entitled to receive payment for all work and services performed by it and expenses incurred or irrevocably committed to third parties up to the effective date of termination. In addition, Sponsor shall pay all reasonable fees and expenses incurred by Ingenix that are necessary or reasonably required in connection with the orderly cessation of the Services. If a Study, Task Order, or the Agreement is cancelled or terminated before the Services have been performed completely, Ingenix shall refund to Sponsor any funds advanced to Ingenix for fees and costs not yet incurred or due to the extent that the payments for the liabilities associated with such fees or costs can reasonably be avoided in whole or in part.

5.8 Upon the termination of this Agreement or a Task Order for any reason, and payment by Sponsor of all amounts owed to Ingenix, Ingenix shall arrange for the return to Sponsor of unused supplies of the Study drug and all other materials of Sponsor in Ingenix’ possession or control.

SECTION 6 — Delays, Suspension and Correction of Work

6.1 In the event Sponsor provides Ingenix with a written detailed notification of a material error by Ingenix or any employee thereof, in the performance of Ingenix’ Services under a Task Order, where Ingenix does not dispute the existence of such material error and such notice is provided in a timely manner following completion or performance of the Services relating to such material error, Ingenix shall have the option of taking the following steps:

(a) Ingenix can correct the material error free of charge to Sponsor as soon as reasonably possible, or

(b) Ingenix can retain a third party reasonably acceptable to Sponsor to correct the material error for which Ingenix will pay the cost, or

(c) Ingenix can accept reduced payment by an amount to be mutually determined by the parties.

     If Ingenix disputes the existence of a material error, the notice from Sponsor is not provided in a timely manner, or the parties cannot agree upon any of the above options, then the provisions of this Agreement relating to dispute resolution shall apply. This section shall not affect Sponsor’s right to terminate this Agreement if it considers the material error a breach of this Agreement that is not cured.

6.2 Ingenix will be responsible for and will not seek compensation from Sponsor for additional fees, costs and expenses it incurs due to errors or delays to the extent that such errors or delays are found to be the direct result of Ingenix’ failure to perform its required obligations under this Agreement or the relevant Task Order. Sponsor will not hold Ingenix responsible for and will compensate Ingenix appropriately for additional fees, costs and expenses incurred by Ingenix due to errors or delays to the extent that such errors or delays (a) are found to result from (i) the failure of Sponsor to perform its obligations or provide necessary documents, materials, records, direction or cooperation as may be required of it during the course of the performance of this Agreement or a Task Order, or (ii) Sponsor undertaking any action or activity or failing to undertake an action or activity so that Ingenix is or would be prohibited from the due observance or performance of any material covenant, condition or agreement contained in this Agreement or a Task Order, and such action or inaction continues for a period of thirty (30) days after Ingenix gives Sponsor written notice thereof, or (b) are not the direct result of Ingenix’ failure to perform.

6.3 In the event the start or progress of a clinical trial that is the subject of a Task Order is delayed for unavoidable or justified reasons, or in the event Sponsor delays, suspends or places a hold on the Study for any reason, Sponsor shall promptly provide Ingenix with written notice of such delay, hold or suspension and Sponsor and Ingenix will, within 30 days of such notice, on appropriate revisions to the applicable Task Order and each party will complete its respective duties and obligations as described in any such resulting Change Order. During the period following Ingenix’ receipt of Sponsor’s notice of delay, hold or suspension Sponsor will compensate Ingenix for additional professional fees and pass-through expenses incurred by Ingenix as a result of such delay or suspension, as agreed to and set forth in any such resulting Change Order.

6.4 The parties agree that, in the event a delay, hold or suspension exceeds thirty (30) days, and, in the case of a delay, such delay is not caused solely by Ingenix, Ingenix shall have the right, in its sole discretion, to re-deploy its personnel assigned to the Study unless Sponsor and Ingenix agree to appropriate compensation to Ingenix for maintaining the personnel assigned to the Study.

SECTION 7 — Indemnification

7.1 Sponsor agrees to indemnify and hold harmless Ingenix, its affiliates and their respective officers, directors, employees, agents and other representatives against claims, expenses, or losses resulting from Ingenix’ provision of the Services, a Study drug, any study conducted pursuant hereto, or this Agreement or any Task Order except to the extent such claims, expenses or losses result from Ingenix’ negligence or wilful misconduct.

7.2 Ingenix agrees to indemnify and hold harmless Sponsor, its affiliates and their respective officers, directors, employees, agents and other representatives against claims, expenses or losses resulting from

Ingenix’ negligence or wilful misconduct, except to the extent that such claims result from Ingenix’ actions taken at the direction of Sponsor.

7.3 Ingenix’ indemnification obligation hereunder shall not apply to any claim which is caused in whole or in meaningful part by (i) the negligence, malpractice or intentional misconduct of Sponsor, any clinical investigator or laboratory or their respective personnel, Institutional Review Board/Ethics Committee or its members, any person or entity affiliated with any clinical site, or any independent contractor engaged to provide drug labelling, packaging, storage and shipment services and all such persons and entities shall not be considered affiliates, agents or employees of Ingenix for the purposes of this Agreement; or (ii) the administration of a Study drug or an individual’s participation in any study.

7.4 Each party’s obligations under Section 7 of this Agreement are further conditioned upon the indemnified party giving the indemnifying party timely written notice and assistance in the defence of any claim, proceeding or investigation; provided however, that failure of the indemnified party to give such notice shall not limit the indemnified party’s right to indemnification except in such case where such failure materially and adversely affects the indemnifying party’s ability to defend against such claim, proceeding or investigation.

7.5 Neither party will enter into any settlement agreement that attributes fault or negligence to the other party, requires any payment by the other party, or restricts the future actions or activities of the other party, without the other party’s prior written consent.

7.6 Under no circumstances will either party be responsible under this Agreement or a Task Order for any indirect, incidental, special or consequential damages resulting from either party’s performance or failure to perform under this Agreement. In addition, in no event shall the collective, aggregate indemnification liability of Ingenix, its Affiliates and their respective directors, officers, employees, agents and representatives under this Agreement exceed the amount of fees actually received by Ingenix from Sponsor for the tasks or services performed from which such liability arose.

7.7 In the event Ingenix incurs costs in excess of $1,000 USD as a result of its becoming involved in or being required to appear or participate with respect to a matter relating to a Sponsor study drug that is the subject of litigation, arbitration or some other dispute resolution mechanism, and where Ingenix’ performance of the Services is not at issue, Sponsor shall reimburse Ingenix for such costs. The parties agree to cooperate with each other and to use commercially reasonable best efforts in good faith to minimize Ingenix’ in and the costs relating to such disputes.

SECTION 8 — Representations and Warranties

8.1 Each party represents that it is authorized to enter into this Agreement, and any Task Order issued hereunder, and that the terms of this Agreement are not inconsistent with or a violation of any contracted or other legal obligation to which it is subject.

8.2 Each party represents that in performing under this Agreement and each Task Order it shall (a) conduct business in conformance with sound ethical standards of integrity and honesty and in compliance with all applicable laws, regulations and guidelines; (b) conduct business in such a way as to not give the appearance of impropriety, even when the behaviour or activity is in compliance with the law; and (c) not achieve business results by illegal act or unethical conduct.

8.3 Sponsor represents that it has all necessary or appropriate qualifications, authorizations, licenses or permits as the sponsor who is responsible for the marketing of a new drug.

8.4 Ingenix represents and warrants that neither it nor any Ingenix employee who will perform Services has been debarred under Section 306(a) or 306(b) of the U. S. Federal Food, Drug and Cosmetic Act, or any equivalent law of another country, and no debarred person will in the future be employed or utilized to perform any Services. To the best of Ingenix’ knowledge, no person performing any Services, including any investigator, has a conviction which could lead to debarment under Section

306(a) or Section 306(b) or any equivalent law of another country. Ingenix agrees to notify Sponsor immediately of any action known to it toward conviction or debarment of any person performing any Services.

SECTION 9 — Dispute Resolution

9.1 Sponsor and Ingenix recognize that a bona fide dispute may arise under this Agreement or a Task Order which may relate to either party’s rights and/or obligations hereunder. Sponsor and Ingenix agree that they shall use all commercially reasonable efforts to resolve, in an amicable manner, any dispute that may arise.

9.2 If the parties cannot resolve their dispute within thirty (30) days, Sponsor or Ingenix may at such time initiate arbitration under the Commercial Dispute Resolutions Rules of the American Arbitration Association then in effect.

9.3 Notwithstanding the above, the complaining party reserves the right to seek injunctive or other relief in a court of competent jurisdiction if it believes that immediate relief is necessary to protects its business interests.

SECTION 10 — Force Majeure

     Neither Sponsor or Ingenix shall be liable for delays in performing or any failure to perform any of the terms of this Agreement or a Task Order caused by the effects of fire, strike, war (declared or undeclared), insurrection, acts of terror, government restriction or prohibition, force majeure or other causes reasonably beyond its control and without its fault, but the party failing to perform shall use all reasonable endeavour to resume performance of this Agreement as soon as feasible. Any episode of force majeure which continues for 60 days from the date of notification of its existence shall give the non-affected party the right to terminate this agreement upon 30 days additional notice.

SECTION 11 — Patents, Rights in Work Product and Trade Secrets

11.1 Any invention, discovery, or improvement related to Sponsor’s products or technology which is conceived or reduced to practice as a direct consequence of Ingenix’ performance of the Services hereunder (the “Inventions”) shall become Sponsor property and shall be used by Sponsor as Sponsor deems appropriate. Ingenix agrees to execute and have executed assignments of the Inventions to Sponsor, along with other documents that be necessary or helpful to Sponsor in filing patent applications, or which may relate to any litigation or interference and/or controversy in connection therewith. The entire control, prosecution, and conduct of any patent application filed by Sponsor shall be outside the jurisdiction of and without expense to Ingenix and its officers, employees, representatives and agents. Ingenix acknowledges that Sponsor has the exclusive right to file patent applications in connection with the Inventions. Ingenix warrants that neither it, nor its employees, agents and representatives, will prevent Sponsor from filing patent applications for, or from applying the results of the research carried out for Sponsor hereunder.

11.2 All reports, data, technical information, original works of authorship and all other information, furnished by or on behalf of Sponsor, or created for Sponsor as part of the Services rendered hereunder, shall be the sole property of Sponsor.

11.3 Sponsor acknowledges that all computer programs, applications, databases, methods, techniques, processes and other materials and ideas used by Ingenix in performance of the work under this Agreement, and not supplied to Ingenix by Sponsor (“Ingenix Works”), are the exclusive property of Ingenix or its licensors. Sponsor agrees that any improvements, alterations or enhancements to the Ingenix Works during the term of this Agreement or the Study shall be the sole property of Ingenix. In no event shall Ingenix be precluded from use of its general knowledge, skills and experience, and any of its ideas, concepts, know-how and techniques used or developed by it in the course of providing Services under this Agreement.

SECTION 12 — Disclaimer

12.1 Sponsor acknowledges that the results of the Studies for which the Services are to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Ingenix that the product covered by this Agreement can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval by the regulatory authorities.

12.2 Sponsor acknowledges that Ingenix will provide professional services hereunder and not a product. The terms of this Agreement exclude all implied warranties including but not limited to the implied warranties of merchantability and fitness for a particular purpose.

12.3 Sponsor acknowledges that Ingenix will require documents, drug supplies, data, records and cooperation of Sponsor to perform the Services and that Ingenix is not responsible for delays or other consequences arising from Sponsor’s failure to provide such documents, drug supplies, data, records or cooperation.

12.4 Sponsor acknowledges that the Services to be provided by Ingenix hereunder are based upon information supplied by both Ingenix and Sponsor, among other elements, and that Ingenix does not guarantee or warrant such Services to any specifications, functions or other standards, except as outlined in this Agreement and/or its Exhibit(s).

12.5 Sponsor acknowledges that the development of the protocol concept and scientific rationale shall be the sole responsibility of Sponsor regardless of Ingenix’ involvement or lack thereof.

SECTION 13- Employees

     Ingenix’ staff are not, nor shall they be deemed to be at any time during the term of this Agreement, the employees of Sponsor. Sponsor agrees that neither it nor its Affiliates shall directly or indirectly solicit for employment, employ or otherwise retain staff of Ingenix during the term of this Agreement nor within the period of twelve (12) months following termination of this Agreement.

SECTION 14 — Communications and Payments

     14.1 All communications provided for in this Agreement shall be in English and sent by registered first class mail, postage prepaid, return receipt requested, addressed to the respective parties as follows:

     To Sponsor:

Corcept Therapeutics Incorporated
275 Middlefield Road, Suite A
Menlo Park, CA 94025
ATTN: Robert Roe, MD
Tel: (650) 688-8812
Fax: (650) 327-3218

     To Ingenix:

Ingenix Pharmaceutical Services (UK) Limited
Sygnus Court
22-32 Market Street
Maidenhead, Berkshire
UK SL6 8AD
ATTN: Nigel Page

     With a copy to:

Ingenix Pharmaceutical Services, Inc.
12125 Technology Drive
Eden Prairie, Minnesota 55344
ATTN: General Counsel
Tel: (952) 833-7211
Fax: (952) 833-7201

     14.2 All payments to be made to Ingenix by Sponsor shall be in Euros. Payments made via cheque shall be sent to the above UK address. Payments to be made by Sponsor via bank transfer of immediately available funds shall be sent to the following bank account:

NatWest Bank
66 High Street
Maidenhead
Berkshire
UK

Account: 06670571
Sort code: 60-00-04
SWIFT: NWB KGB 2L

SECTION 15 — Miscellaneous

15.1 The parties hereto are independent contractors. Nothing in this Agreement or any Task Order is intended or shall be deemed to constitute a partnership, franchise or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other except to the extent, if at all, specifically provided for in this Agreement, a Task Order or as otherwise authorized in writing

15.2 Neither party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other party, except that (a) Ingenix may subcontract with such individuals or entities it deems necessary and appropriate in order to perform the Services, and (b) either party may assign this Agreement to an Affiliate or a successor to that area of its business to which this Agreement is related, upon prior written notice, where such Affiliate or successor has the financial and operational capacity and ability to perform the assigning party’s obligations hereunder.

15.3 Ingenix shall maintain complete and accurate records relating to its performance of the Services and pass-through expenses incurred in connection therewith. During the term of this Agreement and for one year thereafter or until a U.S. NDA for a Study relating to a Task Order is filed, whichever is later, Sponsor or Sponsor’s designee may, upon reasonable notice and at Sponsor’s sole cost and expense, audit Ingenix’ records, facilities or procedures related to Ingenix’ provision of the Services under this Agreement or a Task Order. Sponsor agrees to hold such records and procedures in confidence. Audits shall be conducted by Sponsor on site at Ingenix, in a manner designed to cause the least interruption to Ingenix’ business operations, and shall occur no more than once per year.

15.4 If any provision of this Agreement is found by a court to be voided, invalid or unenforceable, the same shall either be reformed to comply with applicable laws and regulations or stricken if not so conformable, so as not to affect the validity or enforceability of the remaining provisions of this Agreement, except if the principal intent of this Agreement is frustrated by such reformation or deletion in which case this Agreement shall terminate.

15.5 Unless the parties otherwise agree, any document that is provided in connection with this Agreement or a Task Order must be (a) in English, or (b) accompanied by a certified English translation, in which case the English translation shall prevail unless the document is a statutory or other official document.

15.6 The parties hereto acknowledge that each has read this Agreement, understands it and agrees to be bound by its terms. The parties agree that this Agreement, along with each Task Order, is the complete agreement between the parties on the subject matter and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants and other communications between the parties relating to the same subject matter.

15.7 The terms, provisions, representations and warranties contained in this Agreement that, by their sense and context are intended to survive the performance thereof by either party or both parties hereunder, shall so survive the completion of performance, expiration or termination of this Agreement.

15.8 This Agreement shall be interpreted and enforced in accordance with the laws of England and Wales and each party hereby specifically consents to the personal jurisdiction thereof.

15.11 This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the following have caused this Master Services Agreement to be executed by their respective duly authorized representatives effective as of the Effective Date.

CORCEPT THERAPEUTICS INCORPORATED			INGENIX PHARMACEUTICAL
SERVICES (UK) LIMITED

By:	/s/ Robert L. Roe	By:	/s/ Alex Kordonsky

Title:	President	Title:	Global Controller / Director of Finance

Date:	02 November 2004	Date:

LIST OF EXHIBITS:

EXHIBIT A: Form of Task Order

EXHIBIT B: Form of Letter of Intent

EXHIBIT C: Form of Change Order

MASTER SERVICES AGREEMENT: EXHIBIT A

FORM OF TASK ORDER

     THIS Task Order is made and entered into to be effective as of the ___ day of ___, ___ by and between Corcept Therapeutics Incorporated. (“Sponsor”) and Ingenix Pharmaceutical Services (UK) Limited (“Ingenix”).

     WHEREAS, Sponsor and Ingenix have entered into that certain Contract Research Organization Master Agreement dated the ___ day of ___, 200___ (hereinafter referred to as the “CRO Master Agreement”); and

     WHEREAS, pursuant to the CRO Master Agreement, Ingenix has agreed to perform certain Services in accordance with Task Orders from time to time entered into by the parties, as more fully provided in Section 1 of the CRO Master Agreement, and Sponsor and Ingenix now desire to enter into such a Task Order.

     WHEREAS, Ingenix and Sponsor desire that Ingenix provide certain services with respect to a                                                                                                        (the “Study”) for the study of the drug                                                              (“Study Drug”) as set out in the Protocol titled:                                         .

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     1. Scope of Services. Ingenix shall perform the services described in the Scope of Services, attached to this Task Order as Attachment A, and any other documents attached to this Task Order (“Services”).

     2. Compensation. For performance of these Services, Sponsor shall pay to Ingenix the amounts set forth in the Budget set forth in Attachment B to this Task Order, which amounts shall be payable pursuant to the Payment Schedule set forth in Attachment C to this Task Order.

     3. Term and Termination. The term of this Task Order shall commence upon the effective date stated above and shall continue until [state a specific date or completion of Services as described in Attachment B], provided, however, the provisions of the CRO Master Agreement shall govern its termination prior to completion.

     4. Incorporation by Reference; Conflict. The provisions of the CRO Master Agreement are hereby expressly incorporated by reference into and made a part of this Task Order. In the event of a conflict between the terms and conditions of this Task Order and those of the CRO Master Agreement, the terms of this Task Order shall take precedence and control over those of the CRO Master Agreement.

     5. Notices. Any Notices given hereunder shall also be sent by fax, with a confirmation copy sent via first class United States mail, as follows, in addition to those noted in the CRO Master Agreement:

{To be specified in each Task Order}

     6. Timely Completion. The timeline for this Task Order is attached as Attachment D.

     IN WITNESS WHEREOF, the parties have hereunto signed this Task Order effective as of the day and year first written above.

CORCEPT THERAPEUTICS INCORPORATED

By:

Its:

Date:

INGENIX PHARMACEUTICAL
SERVICES (UK) LIMITED

By:

Its:

Date:

LIST OF ATTACHMENTS FOR EACH TASK ORDER:

ATTACHMENT A: SCOPE OF SERVICES
ATTACHMENT B: BUDGET
ATTACHMENT C: PAYMENT SCHEDULE
ATTACHMENT D: TIMELINE

MASTER SERVICES AGREEMENT: EXHIBIT B

FORM OF LETTER OF INTENT

MASTER SERVICES AGREEMENT: EXHIBIT C

FORM OF CHANGE ORDER

Sponsor:	Effective Date of CO:
Sponsor Contact:	Project Code:
Sponsor Tel:	Agreement and all prior COs:
Project Director:	PACT No.:
Project Manager:	Protocol No.:
Therapeutic Area:	Financial Analyst:
Account Director:

This Change Order is effective as of the date identified above, by and between Sponsor and i3 Research and shall be incorporated into and become a part of the Agreement. Except as amended hereby, the terms and conditions of the Agreement, including those relating to invoicing and payment, shall remain in full force and effect.

Describe Requested Change In Scope of Services

1.
2.
3.

Fees and/or Expenses associated with Change In Scope

	Agreement	Revised Agreement
	Value prior to this	Value Including	Variance
Description of Fees or expense	Change Order	this Change Order	(CO#	Value)
Fixed Costs/Professional Fees
Estimated Pass-through Expenses
Other Reimbursable Costs/Expenses
TOTALS

The following attachments are included as part of this Change Order

Attachment A — Supporting detail of the fees and expenses associated wit the Change in Scope
Attachment B — Revised Timeline                           ☐ Yes          ☐ No
Attachment C — Revised Payment Schedule          ☐ Yes          ☐ No
Additional Attachments: [list or state None]

Corcept Therapeutics Incorporated	i3 Research, a division of Ingenix Pharmaceutical Services (UK) Limited

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date: